Exhibit 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX REVENUES INCREASE 16% SEQUENTIALLY IN FISCAL THIRD QUARTER

SAN JOSE, CA, JANUARY 21, 2004 — Xilinx, Inc. (Nasdaq: XLNX) today announced results for the third quarter of fiscal 2004 with revenues of $365.6 million and a net income of $69.4 million, or $0.19 per diluted share, including a $3.4 million building impairment charge.  This compares to revenues of $315.5 million and a net income of $56.4 million or $0.16 per share in the second quarter of fiscal 2004.  Compared to the same quarter in fiscal 2003, revenues grew 29%.

Quarterly Information

(In millions, except EPS)

				Growth Rates
	Q3 FY 2004	Q2 FY 2004	Q3 FY 2003	Q-T-Q	Y-T-Y
Revenues	$365.6	$315.5	$282.7	16%	29%
Operating income (loss)	85.7	69.0	(2.0)	24%	NM
Net income (loss)	69.4	56.4	(3.4)	23%	NM
Net income per share (loss)	$0.19	$0.16	(0.01)	19%	NM

Better than expected sales growth in the December quarter was driven by broad-based strength across all products, geographies and end markets.  “During the December quarter, Xilinx continued to benefit from solid customer adoption of new products as well as improving economic conditions, particularly in the communications sector,” said Wim Roelandts, Chairman and Chief Executive Officer.   Sales into the communications sector, which had been essentially flat in the prior three quarters, increased 20% sequentially due to strength in both telecom and networking applications.  Robust sales growth in Xilinx’s mainstream and base products, which generally have higher margins, coupled with continued manufacturing improvements positively contributed to better operating metrics.  Gross margin improved for the fourth consecutive quarter to 62%, up from 59% in the same quarter a year ago.  Operating and profit margins of 23% and 19%, respectively, were at their highest levels in 13 quarters.

Sales from the Virtex®-II series, which includes Virtex-II and Virtex-II Pro™ FPGAs, topped $100 million in the December quarter, up over 80% versus the same quarter a year ago.  “This is a strong testament to the broad customer acceptance of this product family, which enables a wide variety of applications in areas such as broadband access, wireless and satellite communications, Voice over IP, video broadcast and high definition television,” said Roelandts.

Business Review – December Quarter FY04

•                  Xilinx generated $166 million in cash flow from operations.

•                  Total inventory days at Xilinx and distribution were 90 days, down from 117 days last quarter.

•                  Accounts receivables days sales outstanding were 42, down from 48 in the prior quarter.

•                  Capital expenditures and depreciation were both $13 million.

Revenue by Geography:

	Percentages			Growth Rates
	Q3 FY 2004	Q2 FY 2004	Q3 FY 2003	Q-T-Q	Y-T-Y
North America	42%	44%	47%	10%	15%
Europe	17%	19%	21%	4%	5%
Japan	14%	14%	17%	15%	5%
Asia Pacific/ROW	27%	23%	15%	37%	136%

Revenue by End Market:

	Percentages			Growth Rates
	Q3 FY 2004	Q2 FY 2004	Q3 FY 2003	Q-T-Q	Y-T-Y
Communications	50%	49%	50%	20%	29%
Storage & Servers	21%	21%	24%	14%	12%
Consumer, Industrial & Other	29%	30%	26%	11%	44%

Revenue by Product*:

	Percentages			Growth Rates
	Q3 FY 2004	Q2 FY 2004	Q3 FY 2003	Q-T-Q	Y-T-Y
New	33%	32%	21%	16%	103%
Mainstream	49%	49%	59%	17%	7%
Base	11%	12%	14%	11%	7%
Support	7%	7%	6%	16%	44%

*Products are classified as follows:

New products: Spartan-IIE, Spartan-3, Virtex®-II, Virtex-II Pro, Virtex-II Easypath™ and CoolRunner®- II products

Mainstream products: XC4000XL, XC4000XLA, XC4000XV, Spartan-II, SpartanXL, XC9500XL, XC9500XV, CoolRunner, Virtex®-E, Virtex products

Base products: XC2000, XC3000, XC3100, XC4000, XC5200, XC9500, Spartan, XC4000E, XC4000EX products

Support products: Configuration solutions, HardWire™, Software & Support/Services

Product Highlights – December Quarter FY04

•                  On December 8, Xilinx announced a revolutionary new architecture enabling rapid development and deployment of new FPGA platforms giving Xilinx a major competitive advantage over competing ASIC and PLD vendors. The first FPGA family employing this architecture will be the next generation Virtex product line, which will offer substantial advantages in density, cost, performance and functionality over existing offerings.

•                  Xilinx enhanced its performance leadership during the quarter with the delivery of Virtex-II Pro X devices, the industry’s first FPGAs with integrated multi-gigabit transceivers each supporting from 2.5 Gbps to 10 Gbps.

•                  Sales of Xilinx’s Spartan™ family in the December quarter increased nearly 20% sequentially and represent a record 20% of Xilinx revenues, up from 16% a year ago.  The newest Spartan family, the Spartan-3 platform FPGA, offers the PLD industry’s lowest cost, highest functionality, and widest density range in its class. Since its introduction in April of 2003, Spartan-3 FPGAs continue to be the only 90nm-based FPGA shipping.

•                  CPLD product sales increased nearly 30% sequentially in the December quarter.  Xilinx has continuously gained market segment share in calendar 2003 and estimates its annualized CPLD market segment share to be over 21%, up from 18% a year ago, and up from approximately 5% five years ago.

•                  Xilinx received a number of awards during the quarter.   For the third straight year, Xilinx was among the top 10 companies in FORTUNE’s prestigious “The Best 100 Companies to Work For” list.  Additionally, Xilinx was named most respected public fabless company for the second consecutive year by the Fabless Semiconductor Association.  Xilinx was also selected by Money Magazine as one of the top 100 companies to watch and one of 20 companies with a great shot at becoming the next Blue Chip stock.  Finally, Forbes selected Xilinx as the best managed semiconductor company in 2003. These awards were based on a number of criteria including excellence in business practices, technology vision and industry achievement.

Business Outlook – March Quarter FY04

•                  Revenues expected to increase 7% - 10% sequentially.

•                  Gross margin expected to be approximately 63%.

•                  Operating expenses for 13-week March quarter are expected to be roughly flat.

•                  Other income expected to be approximately $6 million.

•                  Tax rate expected to be 25%.

•                  Fully diluted share count expected to approximate 361 million.

Business Update – March Quarter FY04

A fourth quarter business update will be issued in the form of a press release after the market closes on Tuesday, March 2, 2004.  Financial guidance to the investment community will be limited to the points mentioned in the business update document.  Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, potential impact to customer ordering patterns, customer acceptance of our new products, the ability of our customers to manage their inventories, higher-than-anticipated product delinquencies, more customer volume discounts than expected, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to successfully migrate to 90nm process technology, currency fluctuations and their respective impact to customer purchasing power, variability in wafer pricing, stock price fluctuations and amount of share buyback, and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.